INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To be held June 10, 1997



To the Stockholders:

         Notice is hereby given that the Annual Meeting of the Stockholders of IntegraMed America, Inc. (the "Company") will be held on June 10, 1997, at 10:00 a.m. local time at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577. The meeting is called for the following purposes:

         1.   Election of six directors for a term of one year;

         2. Approval and ratification of an amendment to the Company's 1992 Incentive and Non-Incentive Stock Option Plan;

         3. Approval and ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company; and

         4.   Consideration  of  and  action  upon  such  other  matters  as may
              properly   come   before  the  meeting  or  any   adjournment   or
              adjournments thereof.

         The close of business on April 25, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                            By Order of the Board of Directors,


                                            /s/ Dwight P. Ryan
                                            ------------------
                                                Dwight P. Ryan
                                                Secretary

Dated:   May 5, 1997

                            INTEGRAMED AMERICA, INC.
                             One Manhattanville Road
                            Purchase, New York 10577
                                 (914) 253-8000
                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IntegraMed America, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Company's headquarters, One Manhattanville Road, Purchase, New York 10577 on June 10, 1997, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Corporate Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the nominees set forth under the caption "Election of Directors," the approval and ratification of an amendment to the Company's 1992 Incentive and Non-Incentive Stock Option Plan (the "Plan"), and the approval and ratification of the appointment of Price Waterhouse LLP as the independent accountants of the Company.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is May 5, 1997.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                VOTING SECURITIES

         Holders  of shares  of Common  Stock,  par  value  $.01 per share  (the
"Common Stock") and Series A Cumulative Convertible Preferred Stock (the "Preferred Stock") of record as of the close of business on April 25, 1997, are entitled to notice of and to vote at the meeting on all matters. On the record date there were issued and outstanding 9,587,640 shares of Common Stock and 165,644 shares of Preferred Stock entitled to vote on all matters to be acted upon at the meeting. Each outstanding share is entitled to one vote upon all matters to be acted upon at the meeting. A majority of the outstanding shares of Common Stock and Preferred Stock entitled to vote on any matter and represented at the meeting in person or by proxy shall constitute a quorum. Assuming a quorum is present, (1) the affirmative vote of a plurality of the shares of Common Stock and Preferred Stock so represented and entitled to vote is necessary to elect the directors and (2) the affirmative vote of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote, excluding broker non-votes, is necessary to approve and ratify the amendment to the Plan and the appointment of Price Waterhouse LLP as the independent accountants of the Company. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares of Common Stock and/or Preferred Stock will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                             PRINCIPAL STOCKHOLDERS

         Set forth below is information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the shares of Common Stock and of each director, each executive officer named under "Executive Compensation" and all directors and executive officers of the Company as a group based upon the number of outstanding shares of Common Stock as of March 31, 1997. For the purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.


                                                  Shares of        Percent of
                                                 Common Stock     Common Stock
Name and Address                                   Owned (1)       Outstanding
----------------                                   ---------       -----------

Alphi Investment Management Company
   155 Pfingsten Road, Suite 360
   Deerfield, IL 60013.......................     820,600(2)          8.56%

Bay Area Fertility and Gynecology
Medical Group
   5601 Norris Canyon Road, Suite 300
   San Ramon, CA 94583.......................     333,333(3)          3.48%

FMR Corp.
   82 Devonshire Street
   Boston, MA 02109..........................     805,500(4)          8.40%

Morris Notelovitz
   2801 N.W. 58th Blvd.
   Gainesville, FL 32606.....................     666,666(5)          6.95%

Gerardo Canet ...............................     258,799(6)(7)       2.64%
Peter Callan.................................      17,500(6)          0.18%
Lois Dugan...................................      32,125(6)          0.33%
Jay Higham...................................      27,000(6)          0.28%
Donald S. Wood, Ph.D.........................      34,300(6)          0.36%
Vicki L. Baldwin.............................      53,132(6)          0.55%
Elliott Hillback, Jr.........................      21,750(6)(8)       0.23%
Sarason D. Liebler...........................      38,200(6)          0.40%
Patricia M. McShane, M.D.....................      29,110(6)          0.30%
Lawrence Stuesser ...........................      81,750(6)(9)       0.85%
All executive officers and directors
  as a group (12 persons) ...................     622,255(10)         6.21%


(1) As of March 31, 1997, there were 165,644 shares of Preferred Stock outstanding of which 150,000 shares, or 91.0%, were owned by Barry Blank (Box 32056, Phoenix, AZ 85064) as reported on his Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on June 6, 1994. Upon conversion of each share of Preferred Stock owned by Mr. Blank into
      1.60 shares of Common Stock, he would own 2.5% of the Company's outstanding Common Stock.

(2) As reported on its Schedule 13G filed with the Commission on February 11, 1997, Alphi Investment Management Company ("AIMCO") may be deemed to be beneficial owners of these shares which include 666,800 shares, or 6.95%, of the Company's Common Stock, owned by Alphi Fund L.P. of which AIMCO is the general partner.

(3) Represents shares issued by the Company, as part consideration, to acquire the exclusive right to manage the Bay Area Fertility and Gynecology Medical Group, Inc.

(4) As reported on their Schedule 13G filed with the Commission on February 14, 1997, FMR Corp. and its wholly owned subsidiary, Fidelity Management & Research Company, may be deemed to be beneficial owners of these shares, which include 605,500 shares, or 6.32%, of the Company's outstanding
      Common Stock, owned by Fidelity VIP Equity-Income Fund. In addition, as reported on such Schedule 13G, Edward C. Johnson, III, Chairman of FMR Corp., and certain Johnson family members through their ownership of voting Common Stock and the execution of the shareholders' voting agreement, form a controlling group with respect to FMR Corp., and, as such, may be deemed to be beneficial owners of such shares of Common Stock.

(5) Represents shares issued by the Company, as part consideration, pursuant to its acquisition of the outstanding stock of three related Florida corporations in June 1996. Gerardo Canet has the proxy right to vote these shares through September 30, 1997.

(6) Includes (or consists of) currently exercisable options to purchase Common Stock as follows: Gerardo Canet -- 208,799; Peter Callan -- 17,500; Lois Dugan -- 28,125; Jay Higham -- 25,000; Patricia McShane -- 29,110; Donald Wood -- 32,300; Elliott Hillback, Jr. -- 21,750; Lawrence Stuesser -- 21,750; and Sarason Liebler -- 21,750.

(7) Excludes 666,666 shares of Common Stock owned by Morris Notelovitz, M.D., Ph.D. for which Gerardo Canet has the proxy right to vote through September 30, 1997.

(8) Excludes 136,612 shares of Common Stock owned by Integrated Genetics, a division of Genzyme Corporation, that Elliott D. Hillback, Jr., as a Senior Vice President of Genzyme Corp., may be deemed to beneficially own.

(9) Excludes 31,600 shares of Common Stock held by family members of Lawrence Stuesser for which Mr. Stuesser had disclaimed beneficial ownership.

(10) Includes currently exercisable options to purchase 434,673 shares of Common Stock. If all of the shares described in notes (7), (8) and (9) were included, the number of shares owned would be 1,457,133 shares and the percentage ownership, would be 14.54%. Includes 4,000 shares of Common Stock and currently exercisable options to purchase 28,125 shares of Common Stock held by Lois Dugan, who resigned as an executive officer effective April 16, 1997.

                              ELECTION OF DIRECTORS

         At the meeting, six directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the six persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         The following sets forth the names and ages of the six nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

         GERARDO CANET (51) became President, Chief Executive Officer and a director of the Company effective February 14, 1994 and the Chairman of the Board effective April 19, 1994. For approximately five years prior to joining the Company, Mr. Canet held various executive management positions with Curative Technologies, Inc., most recently as Executive Vice President and President of its Wound Care Business Unit. From 1979 to 1989, Mr. Canet held various management positions with Kimberly Quality Care, Inc. (and a predecessor company), a provider of home health care services, most recently from 1987 to 1989 as Executive Vice President, Chief Operating Officer and a director of Kimberly Quality Care, Inc. Mr. Canet earned an M.B.A. from Suffolk University and a B.A. in Economics from Tufts University. Mr. Canet has been a director of Curative Technologies, Inc. since July 1991.

         VICKI L. BALDWIN (51) is the mother of two children conceived at the Monash IVF Program in Melbourne, Australia, and a founder of the Company. Ms. Baldwin is currently a director of the Company and has been since its inception and was an executive officer from its inception through December 1995. Prior to founding the Company, Ms. Baldwin worked as a management consultant for McKinsey and Company, Inc. in Australia. Ms. Baldwin has recently joined Oxford Health Plans, Inc. where she is focusing on an initiative aimed at implementing a new model for developing and financing specialty women's health services. Ms. Baldwin earned a B.A. in Biology and Chemistry with High Honors from the University of Delaware, received an M.Ed. from the University of Houston, and an M.B.A. in International Business and Finance from New York University. Ms. Baldwin is a past president of Women in Management and serves on the Board of Directors of RESOLVE, Inc., the national, nonprofit organization serving the needs of infertile couples.

         ELLIOTT D. HILLBACK, JR. (52) became a director of the Company in June 1992. Mr. Hillback is a Senior Vice President of Genzyme Corp., a position he has held since July 1990, and from July 1991 to September 1996 he has also served as the President and Chief Executive Officer of Genzyme Genetics, a division of Genzyme Corp. See "Certain Relationships and Related Transactions." Most recently, Mr. Hillback was elected a director for Aquila Biopharmaceuticals, Inc. Mr. Hillback has a B.A. from Cornell University and an M.B.A. from Harvard Business School.

         SARASON D. LIEBLER (60) became a director of the Company in August 1994. Mr. Liebler is President of SDL Consultants, a privately-owned consulting firm engaged in rendering general business advice. From February 1985 to December 1, 1991, Mr. Liebler served as Chief Executive Officer of American Equine Products, Inc. and served as a director of that company from February 1985 to November 1992. American Equine Products, Inc., manufactured and distributed horse health care products and was a franchisor of retail pet stores and a distributor of pet products. American Equine Products, Inc. filed for bankruptcy in September 1991. During the past 20 years, Mr. Liebler has been a director and/or officer of a number of companies in the fields of home health care, clinical diagnostics, high density optical storage and sporting goods.

         PATRICIA M. MCSHANE, M.D. (48) became a director of the Company in March 1997 and was a Vice President of the Company in charge of medical affairs from September 1992 through February 28, 1997. Since May 1988, Dr. McShane has been, and currently is, the Medical Director of the Boston Network Site where she is engaged in the practice of medicine, specializing in infertility. For four years prior thereto, Dr. McShane was the Director of the IVF program at Brigham and Women's Hospital in Boston. Dr. McShane has held various positions at Harvard University School of Medicine, including Assistant Professor of Obstetrics and Gynecology. Dr. McShane graduated from Tufts University School of Medicine and is board certified in reproductive endocrinology and infertility.

         LAWRENCE J. STUESSER (54) became a director of the Company in April 1994. Since June 1996, Mr. Stuesser has held the position of President and CEO of Computer People Inc., the U.S. subsidiary of London-based Delphi Group. From July 1993 to May 1996, he was a private investor and business consultant. Mr. Stuesser was elected Chairman of the Board in July 1995 and has been a director of Curative Health Services, Inc. since 1993. Mr. Stuesser was Chief Executive Officer of Kimberly Quality Care, Inc. from 1986 to July 1993, at which time that Company was acquired by the Olsten Company. Mr. Stuesser holds a B.B.A. in accounting from St. Mary's University.

         Directors are elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, are appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

         The Board of Directors of the Company held six meetings and took action by consent four times during the fiscal year ended December 31, 1996. Each of the directors attended at least 75% of the aggregate of all meetings of (i) the Board of Directors and (ii) the committees thereof on which such director served, held during the term of his directorship.

         The Audit Committee consists of Messrs. Hillback, Jr., Liebler and Stuesser. The Audit Committee met one time during the fiscal year ended December 31, 1996. The Audit Committee is authorized by the Board of Directors to review, with the Company's independent accountants, the annual financial statements of the Company; to review the work of, and approve non-audit services performed by, such independent accountants; and to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year. The Audit Committee also reviews the effectiveness of the financial and accounting functions, organization, operations and management of the Company.

         The Compensation Committee consists of Messrs. Hillback, Jr., Liebler and Stuesser. The Compensation Committee met two times during the fiscal year ended December 31, 1996. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company, administers the issuance of stock options to the Company's officers, employees and consultants and also has authority to grant options to directors who are not employees of the Company.

         The Company does not have a Nominating Committee.


                              DIRECTOR COMPENSATION

         In 1996, in addition to stock option compensation discussed below, non-employee directors of the Company received an annual retainer of $10,000, a fee of $750 for each meeting of the Board attended and $2,500 per year for membership on a committee of the Board and were reimbursed for expenses actually incurred in attending meetings. Directors who are also executive officers are not compensated for their services as directors.

         Under the 1994 Outside Director Stock Purchase Plan , there are reserved for issuance thereunder 125,000 shares of Common Stock, pursuant to which directors who are not full-time employees of the Company may elect to receive all or a part of their annual retainer fees, the fees payable for attending meetings of the Board of Directors and the fees payable for serving on Committees of the Board, in the form of shares of Common Stock rather than cash, provided that any such election be made at least six months prior to the date that the fees are to be paid; no such elections were made as of April 25, 1997.

         On June 11, 1996, the Board of Directors granted stock options to purchase 6,000 shares of Common Stock to each of Messrs. Hillback, Jr., Liebler, and Stuesser, and to Ms. Vicki Baldwin, the non-employee directors, each such option being exercisable at $3.75 per share, 50% of which shares become exercisable in June 1997 and the balance of such shares become exercisable in June 1998. On October 24, 1995, the Board of Directors granted stock options to purchase 6,000 shares of Common Stock to each of Messrs. Hillback, Jr., Liebler, and Stuesser, the non-employee directors, each such option being exercisable at $2.56 per share, 50% of which shares became exercisable in June 1996 and the balance of such shares become exercisable in June 1997. On November 15, 1994, the Board of Directors granted stock options to purchase 30,000 shares of Common Stock to each of Messrs. Hillback, Jr., Liebler and Stuesser, the non-employee directors, each such option being exercisable at $1.25 per share, 25% of which shares became exercisable one year from the date of the grant; thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months. New non-employee directors will be granted options to purchase 30,000 shares of Common Stock under the 1992 Plan and, annually upon re-election, non-employee directors will be granted options to purchase 6,000 shares of Common Stock under the 1992 Plan.

        SDL Consultants, a company owned by Sarason D. Liebler, who became a director of the Company in August, 1994, rendered consulting services to the Company for aggregate fees of approximately $17,000, $22,000 and $40,000 during 1996, 1995 and 1994, respectively.


                             EXECUTIVE COMPENSATION

        The following table sets forth a summary of the compensation paid or accrued by the Company during the years ended December 31, 1996, 1995 and 1994 for the Company's Chief Executive Officer and for the five most highly compensated executive officers (the "Named Executive Officers"), including three who are no longer serving as officers of the Company, effective January 1, 1997, February 28, 1997 and April 16, 1997, respectively.



                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                                                                      Compensation
                                                             Annual                    Securities
                                                          Compensation                 Underlying
                                                          ------------                   Options
            Name                    Year            Salary ($)          Bonus ($)        Granted (#)
            ----                    ----            ----------          ---------       -----------

Gerardo Canet                       1996            220,000              --              120,000
 President and                      1995            215,000             53,750              --
 Chief Executive Officer (1)        1994            189,000(1)          27,000           315,500

Peter Callan                        1996            108,000             10,000              --
 Vice President,                    1995             41,545(1)           9,375            40,000
  Central Region (1)

Lois A. Dugan                       1996             120,000              --                --
 Vice President, Northeast          1995             113,000            28,250              --
  Region (1), (2)                   1994              78,750(1)         12,495            40,000

Jay Higham                          1996             125,000              --              40,000
 Vice President, Marketing          1995             110,000            19,250              --
 and Development (1)                1994              27,500(1)          4,609            40,000

Patricia M. McShane, M.D.           1996             238,000(3)         29,000(3)           --
 Vice President, Medical            1995             173,600(3)         15,190(             --
  Affairs  (3)                      1994             203,000(3)          8,000(3)        37,293

Morris Notelovitz, M.D., Ph.D.      1996             179,000(1)(4)        --             40,000(4)
 Vice President for Medical
  Affairs, and Medical Director
  of WMDC (4)



(1)      Gerardo  Canet,  Peter  Callan,  Lois  Dugan,  Jay  Higham  and  Morris
         Notelovitz, M.D., Ph.D. commenced employment with the Company on February 14, 1994, August 14, 1995, April 5, 1994, October 3, 1994 and
         June 7, 1996, respectively.

(2)      Lois Dugan  resigned as Vice  President of the  Company's  Northeastern
         Region effective April 16, 1997.



                                       -6-



(3) Amounts represent aggregate compensation earned for serving as an executive officer of the Company and as the Medical Director of the Boston Network Site. Dr. McShane resigned as a Vice President of the
         Company in charge of Medical Affairs  effective  February 28, 1997. Dr.
         McShane was elected a director of the Company in March 1997 and remains the Medical Director at the Boston Network Site.

(4) Annual compensation amount represents aggregate compensation earned for serving as an executive officer of the Company and as the Medical
         Director of the Women's  Medical & Diagnostic  Center,  Inc.  Effective
         January 1, 1997 and March 31, 1997, Dr. Notelovitz resigned as an executive officer of the Company and as the Medical Director at the Women's Medical & Diagnostic Center, Inc., respectively. As a result of his resignation, the options granted to Dr. Notelovitz in 1996 were canceled.



                             OPTIONS GRANTED IN 1996

                                                 Percent of
                                                   Shares                                                    Potential Realizable
                                                 Underlying                                                    Value at Assumed
                                   Number of        Total                                                    Annual Rates of Stock
                                    Shares         Options                     Market                       Price Appreciation for
                                  Underlying     Granted to                   Price on                        Option Term ($) (3)
                                    Options       Employees     Exercise       Date of       Expiration
             Name                   Granted        in 1996        Price        Grant            Date              5%        10%
             ----                   -------        -------        -----        -----            ----             -----     -----

Gerardo Canet                      120,000(1)        35%          $2.37        $2.34      August 1, 2006        173,715   445,073
  President and Chief Executive
  Officer
Jay Higham                          40,000(1)        12%          $2.37        $2.34      August 1, 2006        57,905    148,357
  Vice President,  Marketing and
  Development
Morris Notelovitz, M.D., Ph.D.      40,000(2)        12%          $3.75        $3.75      June 11, 2006(2)      94,333    239,061
  Vice President for Medical
  Affairs, and Medical Director
  of WMDC

(1) Subject to stockholder approval of an amendment to increase the number of shares of Common Stock authorized under the 1992 Plan to 1,300,000 shares, each such option being exercisable at $2.37 per share, 25% of which shares become exercisable one year from the date of grant;
         thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months.

(2) Exercisable, with respect to 25% of the underlying shares, one year from the date of grant; thereafter the options become exercisable every three months at the rate of 6.25% of the total number of shares subject to each such options. These options were cancelled pursuant to Dr.
         Notelovitz's resignation as an executive officer of the Company in January 1997.

(3) Potential realizable value is based on the assumption that the price per share of Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Commission and do not represent the Company's estimate of stock price appreciation.


         The following table sets forth certain information concerning Named Executive Officers who held unexercised options at December 31, 1996:



                       OPTION VALUES AT DECEMBER 31, 1996

                                                                      Number of                  Value of Unexercised
                                                                     Unexercised                      In-the-Money
                                                                      Options at                       Options at
                     Shares                                          December 31,                      December 31,
                      Acqd.                                              1996                          1996($) (1)
                      Upon              Value               -------------------------------     ---------------------------
     Name            Exercise         Realized ($)          Exercisable       Unexercisable     Exercisable   Unexercisable
     ----            --------         ------------          -----------       -------------     -----------   -------------
Gerardo Canet           --                --                     --               19,001              --          19,001
                        --                --                   71,249              4,750            71,249         4,750
                        --                --                   34,125             11,375              --             --
                      20,000           43,750(3)               67,500             87,500            25,312        32,812
                        --                --                     --              120,000(2)           --             --

Peter Callan            --                --                   12,500             27,500              --             --

Lois A. Dugan           --                --                   15,625              9,375              --             --
                        --                --                    7,500              7,500             2,812         2,812

Jay Higham              --                --                   12,500             12,500             6,687         6,687
                        --                --                    7,500              7,500             2,812         2,812
                        --                --                     --               40,000(2)           --             --

Patricia M.             --                --                   15,475              9,285              --             --
McShane, M.D.           --                --                    2,707                --              1,936           --
                        --                --                    6,266              6,267             2,350         2,350

Morris                  --                --                     --               40,000(4)           --             --
Notelovitz, M.D.,
Ph.D.



(1)      Based upon the closing  sales  price of the Common  Stock on the Nasdaq
         National Market on December 31, 1996 of $1.625 per share.

(2) These options were granted by the Company in August 1996 and are subject to stockholder approval of an amendment to increase the number of shares of Common Stock authorized under the 1992 Plan to 1,300,000 shares, each such option being exercisable at $2.37 per share, 25% of which shares become exercisable one year from the date of grant;
         thereafter the shares become exercisable at the rate of 6.25% of the total number of shares subject to the option every three months.

(3) Based upon the closing sale price of the Common Stock on June 28, 1996 of $3.4375 per share.

(4) These options were canceled as a result of Dr. Notelovitz's resignation as an executive officer of the Company in January 1997.

             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

         On February 14, 1994, Gerardo Canet entered into an employment agreement with the Company to serve as its President and Chief Executive Officer and was appointed as a director. Pursuant to the employment agreement, Mr. Canet receives an annual salary of $215,000 subject to increases and in February 1994 was granted options to purchase an aggregate of 140,500 shares of Common Stock. Under Mr. Canet's employment agreement, the Company may terminate his employment without cause on thirty days' notice, in which event Mr. Canet will receive, as severance pay, twelve months' salary payable monthly. In the event Mr. Canet's employment is terminated by reason of his permanent disability or death, Mr. Canet (or his legal representative) will receive six months' base salary (reduced by any payments following termination received under any long-term disability policy maintained by the Company for Mr. Canet's benefit).

         The employment agreement further provides that in the event that (i) within one year after a "Change of Control" (as defined therein) of the Company, Mr. Canet's employment terminates or there occurs a material reduction in his duties (other than by reason of his disability) or a material interference by the Company's Board of Directors with the exercise of his authority, or (ii) the Company is acquired for cash in excess of $10.00 per share of Common Stock, the stock options granted to Mr. Canet under the agreement would accelerate and become exercisable as of the date of such termination material reduction, material interference, or cash acquisition, or, with respect to the incentive options, the earliest date thereafter consistent with certain restrictions set forth in the agreement.

         Under the employment agreement, Mr. Canet has agreed not to compete with the Company while employed by the Company and for a period of one year thereafter.

                                 --------------

         The Company is a party to a Change in Control Severance Agreement with each of Mr. Canet and Dwight P. Ryan, Vice President and Chief Financial Officer of the Company. Both Change in Control Severance Agreements were entered into in August 1994.

         The Company is also party to Executive Retention Agreements with each of Jay Higham and Donald Wood, Vice Presidents of the Company, entered into in March 1995 and with Peter Callan, Vice President of the Company, entered into in September 1995 and Glenn Watkins, Vice President of the Company, entered into in February 1997.

         The Change in Control Severance Agreements and the Key Executive Retention Agreements (together referred to herein as the "Agreements") provide for certain severance payments and benefits to the named executives in the event of a termination of their employment, either by the Company without cause, or by the executive for "Good Reason" (as defined below), at any time within eighteen
(18) months following a "Change in Control" (as defined below) of the Company (any such termination, a "Qualifying Termination"). More specifically, the Agreements provide the named executives with one additional year of salary, bonus (if applicable), and benefits (or equivalent), more than he or she would previously have been entitled to receive upon a termination without cause (or, additionally, in the case of Mr. Canet, certain terminations by Mr. Canet for Good Reason which would be deemed equivalent to a termination without cause under his current employment agreement). Accordingly, pursuant to the Agreements, in the event of a Qualifying Termination of the respective executive, Mr. Canet's severance has been increased to two years (from the one year severance provision which was contained in his employment agreement with the Company) and Mr. Ryan and the four Vice Presidents will be paid one year's severance (Mr. Ryan and the Vice Presidents not previously having been a party to a severance agreement with the Company). Pursuant to the terms of the Agreements, all incentive options granted to the respective executive would become fully vested upon a Qualifying Termination, subject to certain terms and conditions. Also, pursuant to the Agreements, the Company would be required to pay each respective executive for all reasonable fees and expenses incurred by the respective executive in litigating his or her rights, thereunder, to the extent the executive is successful in any such litigation.

         "Change in Control" under the Agreements means either: (i) any one or more changes in the aggregate composition of the Company's Board of Directors as a result of which Mr. Canet and the other individuals constituting the Board of Directors as of July 26, 1994 (the "Incumbent Board"), cease to constitute a majority of the Board of Directors, provided, however, that any individual elected to the Board by, or nominated for election by, a majority of the then-current Incumbent Board (except if such person assumes office by reason of an actual or threatened election contest) is deemed to be a member of the then-current Incumbent Board; or (ii) the closing of the cash acquisition in the event the Company is acquired for cash in excess of $10.00 per share of Common Stock, except in either case (i) or (ii) if the executive is or was a member of the Board and approved such event in writing or by vote at a meeting of the Board.

         "Good Reason" under the Agreements consists of any of the following grounds based on which the named executive terminates his or her own employment within eighteen (18) months following a Change in Control of the Company: (i) a material reduction in the Executive's duties, title(s) or offices, or a material interference with his or her authority or status by the Board of Directors; (ii) a relocation of the Company's principal executive offices to a location at least fifty (50) miles from the Company's current offices in Purchase, New York; (iii) in the case of Mr. Canet, a material breach of or default by the Company under his employment agreement; (iv) in the case of Mr. Ryan, or any of the Vice Presidents, in the event Mr. Canet's employment as President and Chief Executive Officer of the Company is terminated (other than due to the death or permanent disability of Mr. Canet) within the eighteen (18) month period following a Change in Control by either the Company (other than for cause) or Mr. Canet for good Reason; (v) if the executive's total salary and cash bonus opportunities for a fiscal year (which includes any portion of the eighteen-month period following a Change in Control) are less than 90% of the total salary and cash bonus compensation opportunities made available to the executive in the then most recently completed fiscal year; (vi) the failure of the Company to continue in effect any material benefits or perquisites or insurance plans in which the executive was participating unless substituted for with substantially similar benefits, or in the event the Company takes actions which would adversely affect the executive's participation in, or materially reduce the executive's benefits under, such plans, or deprive the executive of a material fringe benefit; (vii) the Company (either in one transaction or a series of related transactions) sells or otherwise disposes of, not in the ordinary course of business, assets or earning power aggregating more than 30% of the assets or earning power of the Company (or the Company and its subsidiaries), unless the executive is or was a member of the Board and approved any of the foregoing either in writing or by vote at a meeting of the Board; (viii) a material breach of or default by the Company under the Agreements which is not cured by the Company within thirty days after its receipt or prior written notice thereof from the executive; or
(ix) a purported termination for cause by the Company of the executive's employment within the eighteen (18) month period following a Change in Control which is not effected in compliance with certain procedural requirements (such as notice and an opportunity for the executive to be heard, together with his counsel, before the Board).

                      COMPLIANCE WITH SECTION 16(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

         Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that the required filings applicable to the Company's executive officers, and greater than 10% beneficial owners were made for the year ended December 31, 1996 and were timely filed.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the Company's acquisition of the Women's Medical & Diagnostic Center ("WMDC") in June 1996, Morris Notelovitz, M.D., Ph.D. became a member of the Company's Board of Directors, and under two long term employment agreements (the "Employment Agreements"), one being with the Company and the other with WMDC, Dr. Notelovitz agreed to serve as Vice President for Medical Affairs and Medical Director of WMDC and agreed to provide medical services for WMDC, as defined, respectively. Effective January 1, 1997, Dr. Notelovitz resigned from his position as a director of the Company and terminated the Employment Agreements (medical services under the Employment Agreement with WMDC will be terminated effective March 31, 1997). At March 31, 1996, Dr. Notelovitz was a greater than 5% shareholder of the Company's outstanding Common Stock.

         Dr. Patricia M. McShane, became a director of the Company in March 1997 and was a Vice President of the Company in charge of medical affairs from September 1992 through February 28, 1997. Since May 1988, Dr. McShane has been, and currently is, the Medical Director of the Boston Network Site where she is engaged in the practice of medicine, specializing in infertility. Dr. McShane's aggregate compensation earned in 1996 for serving as an executive officer of the Company and as the Medical Director of the Boston Network Site was $267,000.

         SDL Consultants, a company owned by Sarason D. Liebler, a Company director, rendered consulting services to the Company during 1996, 1995 and 1994 for aggregate fees of approximately $17,000, $22,000 and $40,000, respectively.

         Under its joint development program for genetic testing with Genzyme Genetics ("GG"), the Company funded approximately $56,000 and $134,000 in 1996 and 1995, respectively. GG and the Company mutually agreed to terminate the project effective December 31, 1996. Elliott D. Hillback, Jr., a director of the Company, is Senior Vice President of Genzyme Corporation.

                APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE
               1992 INCENTIVE AND NON-INCENTIVE STOCK OPTION PLAN

         The 1992 Incentive and Non-Incentive Stock Option Plan (the "Plan") was adopted by the Board of Directors and stockholders of the Company in June 1992. The Board of Directors of the Company has adopted and recommends to the stockholders approval of an amendment to the Plan to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted or to be granted under the Plan from 850,000 to 1.3 million shares. The proposed amendment to the Plan is described below.

Purpose

         The purpose of the Plan is to enable the Company to grant options to selected employees, directors, consultants, agents, independent contractors and other persons so as to further the growth and development of the Company, its direct and indirect subsidiaries and the entities with which the Company collaborates to deliver services ("Collaborating Entities"). The grant of options by the Company is intended to encourage such selected employees, directors, consultants, agents, independent contractors and other persons who contribute and are expected to contribute materially to the Company's success to obtain a proprietary interest in the Company through ownership of its stock, thereby providing such persons with an added incentive to promote the best interests of the Company and affording the Company a means of attracting persons of outstanding ability.

Common Stock Subject to the Plan

         Under the Plan, 850,000 shares of Common Stock of the Company are currently reserved for issuance upon exercise of options granted thereunder. The amendment presently before the stockholders, if approved, will increase the number of shares of Common Stock issuable under the Plan to an aggregate of 1.3 million shares.

         At April 1, 1997, options to purchase an aggregate of 1,000,837 shares of Common Stock were outstanding under the Plan at exercise prices ranging from $0.0625 per share to $3.75 per share.

Grant of Options

         Under the Plan, incentive stock options ("Incentive Stock Options"), qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("the "Code"), may be granted to employees (including officers) of the Company and/or any of its subsidiaries, and non-incentive (or "non-qualified") stock options ("Non-Incentive Stock Options," together with Incentive Stock Options, hereinafter "Stock Options") may be granted to employees, directors, consultants, agents, independent contractors and such other persons as the Incentive and Non-Incentive Stock Option Plan Committee (the "Committee") of the Board of Directors determines will contribute to the Company's success. The Committee, which consists of two or more directors appointed by the Board of Directors who themselves are not eligible for discretionary grants of Stock Options, selects the optionees under the Plan and determines (i) whether the respective Stock Option is to be a Non-Incentive Stock Option or an Incentive Stock Option, (ii) the number of shares of Common Stock purchasable under the option, (iii) the exercise price, which cannot be less than 100% of the fair market value of the Common Stock on the date of grant with respect to Incentive Stock Options (110% of fair market value in the case of an Incentive Stock Option granted to an owner of stock possessing more than 10% of the total voting power of all classes of stock of the Company (a "10% Owner")), (iv) the time or times when the Stock Option becomes exercisable, and (v) the term of the option (not to exceed ten years). Incentive Stock Options are not exercisable prior to one year from the date of grant. The fair market value, determined as of the date the option is granted, of shares exercisable for the first time by the holder of an Incentive Stock Option may not exceed $100,000 in any calendar year.

Exercise of Options

         All options are exercisable during the optionee's lifetime only by the optionee and only while the optionee is an employee, director, consultant, agent, independent contractor or otherwise employed by or engaged in performing services for the Company or a subsidiary, either directly or through a Collaborating Entity, and for a period of three months thereafter, except where termination of employment or engagement is due to death or disability. In the event of death or disability, the option is exercisable by the optionee or the optionee's executor or administrator within one year from the date of death or termination of employment by reason of such disability, only to the extent the option would be exercisable by the optionee as at such date. No option is transferable other than by will or the laws of descent and distribution.

         Options are exercisable by payment in cash to the Company, or a check to its order, of the full purchase price for the shares of Common Stock to be purchased, plus the amount, if any, required for withholding taxes in connection with such exercise (the "Exercise Payment"); provided, however, that with the consent of the Committee or such officer of the Company as may be authorized by the Committee from time to time to give such consent, the Exercise Payment may be paid by the surrender of Common Stock owned by the person exercising the option and having a fair market value on the date of exercise equal to the Exercise Payment, or in any combination of cash and Common Stock so long as the total cash so paid and the fair market value of the Common Stock surrendered equals the Exercise Payment, and the Common Stock so surrendered, if originally issued to the optionee upon exercise of an option granted by the Company, shall have been held by the optionee for more than six months.

Option Adjustments

         The Plan contains a customary anti-dilution provision which provides that in the event of any change in the Company's outstanding capital stock by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number of shares of Common Stock subject to outstanding options and the exercise price are to be appropriately adjusted by the Board of Directors (or the Committee), whose determination thereon shall be conclusive.

Amendments

         The Board has the authority to make changes in or additions to the Plan as it deems desirable and the Board and the Committee may adopt rules and regulations to carry out the Plan. The Board may not, without stockholder approval, (i) increase the number of shares which may be issued under the Plan,
(ii) adversely affect the rights of a holder of an option previously granted under the Plan, (iii) modify materially the eligibility requirements for participation in the Plan, or (iv) increase materially the benefits accruing to participants under the Plan.

Termination

         The Plan terminates on April 30, 2002 (unless sooner terminated at the discretion of the Board of Directors).

Federal Income Tax Consequences

         Under current tax law, there are generally no Federal income tax consequences to either the employee or the Company on the grant of Non-Incentive Stock Options if granted under the terms set forth in the 1992 Plan and if the option is not immediately exercisable. Upon exercise of such a Non-Incentive Stock Option, the excess of the fair market value of the shares subject to the option over the option price (the "Spread") at the date of exercise is taxable as ordinary compensation income to the optionee in the year it is exercised and is deductible by the Company as compensation for Federal income tax purposes, if Federal income tax is withheld on the Spread. However, if the shares are subject to vesting restrictions conditioned on future employment or the holder is subject to the short-swing profits liability restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (i.e., is an executive officer, director or 10% stockholder of the Company) then taxation and measurement of the Spread is deferred until such restrictions lapse, unless a special election is made under Section 83(b) of the Code to report such income currently without regard to such restrictions. The optionee's basis in the shares will be equal to the fair market value on the date taxation is imposed (determined without regard to marketability restrictions imposed by the securities laws) and the holding period commences on such date.

         Holders of Incentive Stock Options incur no regular Federal income tax liability at the time of grant or upon exercise of such option, assuming that the optionee was an employee of the Company from the date the option was granted until 90 days before such exercise. However, upon exercise, the Spread must be added to regular Federal taxable income in computing the optionee's "alternative minimum tax" liability. An optionee's basis in the shares received on exercise of an Incentive Stock Option will be the option price of such shares for regular income tax purposes. No deduction is allowable to the Company for Federal income tax purposes in connection with the grant or exercise of such option.

         If the holder of shares acquired through exercise of an Incentive Stock Option sells such shares within two years of the date of grant of such option or within one year from the date of exercise of such option (a "Disqualifying Disposition"), the optionee will realize income taxable at ordinary rates. Ordinary income is reportable during the year of such sale equal to the difference between the option price and the fair market value of the shares at the date the option is exercised, but the amount includable as ordinary income shall not exceed the excess, if any, of the proceeds of such sale over the option price. In addition to ordinary income, a Disqualifying Disposition may result in taxable income subject to capital gains treatment if the sales proceeds exceed the optionee's basis in the shares (i.e., the option price plus the amount includable as ordinary income). The amount of the optionee's taxable ordinary income will be deductible by the Company in the year of the Disqualifying Disposition.

         At the time of sale of shares received upon exercise of an option (other than a Disqualifying Disposition of shares received upon the exercise of an Incentive Stock Option), any gain or loss is long-term or short-term capital gain or loss, depending upon the holding period. The holding period for long-term capital gain or loss treatment is more than one year.

         The foregoing is not intended to be an exhaustive analysis of the tax consequences relating to stock options issued under the Plan. For instance, the treatment of options under state and local tax laws, which are not described above, may differ from their treatment for Federal income tax purposes.

         The following table sets forth information with respect to unexercised options granted under the Plan since its effective date (excluding any options granted subject to approval of the foregoing amendment to the Plan) and options granted subject to approval of the foregoing amendment to the Plan (the "Contingent Options").


                                                       Number of Shares                        Weighted
                                                          Covered by                             Average
                                                         Unexercised        Number of            Exercise
                                                       Options Granted        Shares             Price Per
                                                          (Excluding         Covered by        Share Covered
                                                          Contingent        Contingent         by Contingent
             Name of Grantee                               Options)           Options            Options ($)
             ---------------                              --------            -------            ---------

Gerardo Canet, Chairman, President
     and Chief Executive Officer                            219,501         120,000(1)               2.37

Peter Callan, Vice President
     Central Region                                          40,000             --                    --

Jay Higham, Vice President, Marketing
     and Development                                         40,000          40,000(1)               2.37

All current executive officers, as a group                  397,461         250,000(2)               2.19

All current outside directors, as a group                   169,293             --                    --

All current directors who are not
     executive officers, as a group                          69,000          15,000(3)               2.00

All employees, including all current
     officers who are not executive officer,                144,083          40,000(4)               2.09
     as a group

------------------------

                                      -14-




(1) Represents options to purchase shares of Common Stock at an exercise price of $2.37 per share.

(2) Represents options to purchase shares of Common Stock at exercise prices ranging from $1.68 to $2.37 per share.

(3) Represents options to purchase shares of Common Stock at an exercise price of $2.00 per share.

(4) Represents options to purchase shares of Common Stock at exercise prices ranging from $1.68 to $2.25 per share.


         Other than the options set forth in the table above, the options to be granted pursuant to the 1992 Plan are not determinable. The table above does not include options that may be automatically granted in the future to Outside Directors of the Company pursuant to the terms of the Plan, because it is not determinable whether additional Outside Directors will be elected to the Board.

         The Board of Directors recommends a vote FOR the approval and ratification of the amendments to the Plan, and the persons named in the accompanying proxy will vote in accordance with the choice specified thereon or, if no choice is properly indicated, in favor of the approval and ratification.

                  APPROVAL AND RATIFICATION OF THE APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has approved the firm of Price Waterhouse LLP, Certified Public Accountants, as the Company's independent accountants for the fiscal year ending December 31, 1997 and recommends to stockholders that they vote for ratification of that appointment. Price Waterhouse LLP has been the Company's accountants for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

         The Board of Directors recommends a vote FOR this approval.


                                     GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing, assembling and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to Mr. Dwight
P. Ryan, Vice President, Chief Financial Officer and Secretary of IntegraMed America, Inc., One Manhattanville Road, Purchase, New York 10577.

                              STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending December 31, 1997 is expected to be held in June 1998 All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office no later than December 31, 1997 for inclusion in the Proxy Statement and form of proxy related to that meeting.

                                 By Order of the Board of Directors,

                                 /s/Gerardo Canet
                                 ----------------
                                 Gerardo Canet
                                 Chairman of the Board, President
                                 and Chief Executive Officer

Dated:   May 5, 1997